EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media contact:
Emy Noel
(503) 221-0480
emy@lanepr.com

TULLY’S COFFEE RELEASES THIRD QUARTER 2007 FINANCIAL RESULTS

Comparable Store Sales Increase 7.0 percent and Wholesale Sales Increase 31.9 percent

Seattle, Wash. – February 14, 2007 – Tully’s Coffee Corporation (Tully’s) announces revenues and operating results for the third quarter of its 2007 fiscal year, which ended December 31, 2006 (third quarter 2007). Product sales for third quarter 2007 reached $15,642,000, a 12.8 percent increase from the comparable period in fiscal 2006.

Tully’s retail comparable store sales increased 7.0 percent compared to the same period last year, and overall retail sales increased 4.4 percent to $10,013,000. At December 31, 2006, there were 126 U.S. Tully’s stores (90 company-operated and 36 franchised) as compared to 110 stores a year earlier.

“More people are choosing to become loyal Tully’s customers and that allegiance is reflected in our sales,” said John Buller, Tully’s president and chief executive officer. “Customers appreciate our comfortable, remodeled stores, free Wi-Fi, expanded offerings of the best tasting coffee and great products, and our friendly baristas. We enjoyed the 3.6 percent comparable store sales increase in our second quarter, but we love the 7.0 percent increase this quarter.”

In third quarter 2007, Tully’s wholesale division sales rose $1,360,000 to $5,629,000, a 31.9 percent increase from last year. “We are continuing the growth of our wholesale business through both new customers and increased sales with current customers,” said Ron Gai, Tully’s vice-president for wholesale sales. “Customers love our great coffee and our new products, like the Tully’s Bellaccino bottled beverages and the Tully’s Coffee K-Cups.”

During third quarter 2007, Tully’s terminated the license agreement with UCC Ueshima Coffee Company (“UCC”) to establish and operate Tully’s stores in Asia (excluding Japan) for reasons including non-performance and breach of contract. Tully’s and UCC are now involved in litigation regarding this matter, and Tully’s recorded actual and estimated legal costs of $758,000 in third quarter 2007 related to Tully’s defense and counterclaims. Largely as the result of the UCC litigation costs and costs related to marketing and business development, Tully’s had a net loss of $2,767,000 in third quarter 2007 as compared to a net loss of $1,311,000 in the third quarter of the previous year.

Tully’s terminated the agreement due to UCC’s material breach of the license agreement for multiple reasons, including nonperformance. Tully’s was not able to reach an amicable resolution with UCC. Tully’s has denied any liability to UCC and will vigorously defend UCC’s claims and vigorously prosecute Tully’s counterclaims affirming the termination of the license agreement and for damages.

Additional information about Tully’s third quarter 2007 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho and Arizona and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets located primarily in the western half of the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Annual Report on included in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006 and its Annual Report on Form 10-K for the fiscal year ended April 2, 2006.

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